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                                                                    EXHIBIT 99.1


March 2002


Dear Shareholder:

With the close of 2001, we have concluded the third full year of operation of Texas Capital Bancshares and Texas Capital Bank. During this brief time, we completed the build-out of our core infrastructure, achieved profitability, raised record amounts of capital, and positioned ourselves to produce attractive financial returns in the future.

During 2001, we achieved many significant milestones. We reached the $1 billion mark in assets on June 30; and to our knowledge, we are the first commercial bank in U.S. banking history to do so in just two and one-half years entirely through organic growth. We recorded our first full year of profitability, reporting net income in each quarter of the year. The year concluded with the successful sale in December and January 2002 of $18.5 million of 6.0% Series A Convertible Preferred Stock, to 66 new shareholders and 62 existing shareholders. Importantly, two prestigious investment banking firms, SunTrust Robinson Humphrey and U.S. Bancorp Piper Jaffray became shareholders through this issue, joining Keefe, Bruyette & Woods, which has participated in every round of capital offered. With the issuance of the convertible preferred, we now have 906 registered shareholders, and we have raised a total of $125 million in capital.

Our successes were recognized on the national stage by the selection of Jody Grant as the "2001 Community Banker of the Year," one of four awards presented annually by American Banker, the daily newspaper for the banking industry.

Additionally, the company continues to receive increasing recognition from the investment community. During 2001, we were invited to present our story at investor conferences sponsored by SunTrust Robinson Humphrey and U. S. Bancorp Piper Jaffray. Already in 2002 we have presented at a second SunTrust Robinson Humphrey conference and at a Keefe Bruyette & Woods conference.

FINANCIAL RESULTS

We were particularly gratified with our 2001 financial results considering the economic challenges resulting from the recession and the September 11 terrorist attack.

For the year ended December 31, 2001, total assets grew 28 percent to $1.165 billion compared to $908 million for 2000. Loans as of December 31, 2001 were $904 million compared to $629 million the previous year, representing an increase of 44 percent. Of the $275 million in loan



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growth, $187 million (68 percent) occurred in the first half of the year, while the remaining $88 million (32 percent) occurred after we transitioned to a more managed growth phase during the recession.

During 2001, total deposits increased $92 million from $794 million on December 31, 2000 to $886 million on December 31, 2001. This increase was achieved even though higher cost BankDirect deposits acquired in 2000 were reduced by $121 million from $371 million to $250 million at year-end. Offsetting this decline, Texas Capital Bank traditional and institutional deposits grew 50 percent from $423 million to $636 million, and now account for 72 percent of total deposits. Importantly, non-interest bearing deposits increased 89 percent during the year from $72 million to $136 million. Deposits from BankDirect's affinity relationship with the American Airlines AAdvantage(R) program approached $40 million at year-end and continue to grow consistently.

Net income for the year ended December 31, 2001, was $5.8 million compared to a loss of $16.5 million for 2000. Diluted earnings per common share were $.57 for 2001 compared to a loss of $1.89 in 2000. The increase in net income was achieved in the face of a decline in interest rates of 4.75 percentage points to the lowest level in 40 years. We estimate that this decline reduced net interest income by $3.5 million, which was partially offset by security gains of $1.9 million. For 2002, we plan to continue our successful strategy of managing the size of our securities portfolio and the maturities of the liabilities that fund the portfolio in order to assure that we are properly positioned to take advantage of rising interest rates in the future.

For the year ended December 31, 2001, net interest income was $35.1 million, up 54 percent from $22.8 million for 2000. Non-interest income, including securities gains, was $6.0 million for 2001, compared to $2 million for last year. Non-interest expense was $29.4 million in 2001, a decrease of 16 percent from $35.2 million in 2000, which was due primarily to a reduction in full time employees from a peak of 252 in 2000 to 198 at December 31, 2001 and to a significant reduction in advertising and marketing expenses related mostly to BankDirect.

Net charge-offs for the 12 months ended December 31, 2001 were $2.1 million or ..26 percent of average loans and leases; there were no charge-offs for the previous year. Our loss performance in 2001 compares very favorably to a selected peer group of publicly traded Texas banks that experienced net charge-offs to average loans of .42 percent over the same period. During the year, $5.8 million was added to the loan loss reserve, bringing it to $12.6 million. As of December 31, 2001, the reserve was 1.39 percent of total loans compared to 1.33 percent for the Texas peer group.

2002

Although the increase in Gross Domestic Product of 1.4 percent in the fourth quarter indicates that the recession ended in 2001, we expect its effects to extend into 2002. We anticipate that loan growth will be relatively flat during the first quarter, but will gradually improve as the economy strengthens. Earnings growth will be impacted similarly. The level of interest rates will have a profound impact on earnings. For example, we estimate that a 150 basis point increase in the Federal Funds rate from the current level of 1.75 percent will add approximately $3.2 million to



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our earnings before taxes. Most forecasts assume that interest rates will begin increasing in the last quarter of 2002, if not sooner.

We entered 2002 with a strong capital position and an infrastructure and team that can support our projected growth for the foreseeable future. As expressed in our March 2001 letter to shareholders, we expect to have a very good year in 2002. However, because of the slower growth caused by the recession, we expect that the attainment of optimum results will not be realized as early in 2003 as previously anticipated.

All of us at Texas Capital Bancshares greatly appreciate your support and assistance in our first three years of operation, and we look forward to working with you in the current year. Working together, we are very confident we will achieve the lofty goals established at the inception of the company.


Signed

Jody     Raleigh            George


Attachments


This report contains forward-looking statements, which are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the Company's 10-K for the period ended December 31, 2001 which was recently filed with the Securities and Exchange Commission. To obtain the Form 10-K, visit our website at TexasCapitalBank.com or call Investor Relations at 214.932.6631.